Exhibit 10.8

FIRST LEASE AMENDMENT

This FIRST LEASE AMENDMENT (this “Amendment”) is made and entered into as of September 1st, 2006 by and between SY CORPORATION, a Nevada corporation (“Landlord”) and I-FLOW CORPORATION, a California corporation (“Tenant”).

Recitals

A. Tenant occupies approximately 51,000 square feet of space (the “Original Demised Premises”) within the building located at 20202 Windrow Drive, Lake Forest, California (the “Building”) pursuant to that certain Lease Agreement entered into as of April 14, 1997 between Tenant and Industrial Developments International, Inc., a Delaware corporation and predecessor in interest to Industrial Property Fund I, L.P., as landlord, with a lease term commencing on July 2, 1997 and terminating on August 1, 2007, subject to an option to renew vested in Tenant for an additional term of five (5) years (the “Lease”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Lease.

B.  Landlord acquired its interest in the above premises through purchase of the real property from INDUSTRIAL DEVELOPMENTS INTERNATIONAL INC. and assignment of the Lease Agreement under an Assignment of Lease dated 10-6-04.

C.  Landlord and Tenant now desire to amend the Lease Agreement on the terms and conditions set out herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Amendment Terms

1. Additional Premises.   As of September 1, 2006, Landlord does hereby lease and demise to Tenant an additional 15,675 square feet of space (the “Additional Premises”, and collectively with the Originally Demised Premises, the “Demised Premises”), located within the Building, as described and depicted on Exhibit ‘A’, attached hereto and incorporated herein by reference, pursuant to all the terms and provisions of the Lease, as hereby amended. The total square footage of the Demised Premises will be 66,675 square feet of space. Tenant acknowledges and agrees the above square footage figure shall be used for determination of the additional rental amount irrespective that the actual amount of square footage leased to Tenant may differ slightly.

2. Expiration Date.   Section 1(h) of the Lease is hereby deleted in its entirety and in place thereof, the following is inserted: “Expiration Date: The Expiration Date of the Lease shall be August 31, 2010.”

3. Renewal Option.   Notwithstanding Section 2 above Tenant shall retain the right granted under Section 3.1(a) of the Lease to exercise its right to renew for an additional five (5) year Renewal Term from and after August 31, 2010, in accordance with the terms of Section 3.1(a).

4. Rental Rate.   Sections 1(d), 1(e) and 17(d) of the Lease are hereby amended such that commencing September 1, 2006, the Annual Base Rent (subject to adjustment per Section 5 below) for the Demised Premises through the end of the Primary Term shall be Six Hundred Eighty Thousand, Eighty-Five and 00/100 Dollars ($680,085.00), based on a calculation of $.85 per square foot of the Demised Premises. Base Rent shall be payable in equal monthly installments of Fifty-Six Thousand, Six Hundred Seventy-Three and 75/100 Dollars ($56,673.75) (subject to adjustment per Section 5 below), in advance, on the first day of each calendar month during the Term.

5. Rent Escalation.   Sections 1(d) and 17(d) of the Lease are hereby amended such that the Annual Base Rent and corresponding Monthly Base Rent shall increase each year on the anniversary date of September 1, commencing in 2007, by three percent (3%) as follows:

Year	Annual Base Rent

9-1-07 through 8-31-08	$700,487.55
9-1-08 through 8-31-09	$721,502.18
9-1-09 through 8-31-10	$743,147.25

6. Security Deposit.   Sections 1(k) and 5 of the Lease are hereby amended such that commencing on or before September 1, 2006, Tenant shall increase the Security Deposit to the amount of Fifty-Six Thousand, Six Hundred Seventy-Three and 75/100 Dollars ($56,673.75), equal to one month’s Base Rent for the Demised Premises.

7. Landlord Improvements.  On or before September 8, 2006, Landlord shall erect at its sole expense a chain link fence which is twelve feet (12’) in height with screening material (the “Chain Link Fence”) reasonably acceptable to Tenant which will physically segregate the Additional Premises from the premises within the Building presently occupied by another tenant (the “Adjacent Tenant”).

8. Utilities.  Utility expenses for the Additional Premises shall be prorated between Tenant and the other tenant within the larger building on the basis of their relative square feet and based upon the Adjacent Tenant’s current utility usage. Such utilities shall be paid by Tenant as set forth in the Lease Agreement.

9. Use of Racks.  Tenant shall have the right, without further consideration, during the Term of the Lease to use for its own business purposes the industrial racks presently located on the Additional Premises, provided however, Tenant shall abide by any and all applicable codes and regulations and shall not permit the racks or any other fixture or equipment to come within three feet (3’) of the Chain Link Fence. Tenant shall use reasonable commercial efforts to obtain a high-pile permit for use of the racks, however, should Tenant be denied that permit but be allowed to use the rack system under the permit issued to the Adjacent Tenant, as contemplated by this Amendment, Tenant expressly agrees to perform no act or to allow any condition to exist that would jeopardize the high-pile permit issued to the Adjacent Tenant.

10. Condition of Additional Premises.  Landlord shall deliver possession of the Additional Premises to Tenant on September 1, 2006 and in good operating condition and repair, including without limitation, roll-up doors, load levelers, lighting, plumbing and electrical outlets. Tenant shall notify Landlord no later than October 31, 2006 of the need for repair or replacement required with respect to the Additional Premises, and Landlord shall timely make said repair or replacement at Landlord’s expense, provided that Landlord shall not be responsible for the repair or replacement of any damage caused by Tenant.

11. Tenant Parking.  In addition to its right to use ten (10) exclusive parking spaces pursuant to Section 2 of the Lease, Tenant shall have the right to the exclusive use of an additional thirty-seven (37) parking spaces within the Common Area, on the same terms and conditions, which shall be designated by the posting of a sign.

12. Free Rent.  Should Tenant construct during the term of this Lease, including the renewal option period if exercised, additional office space of approximately 2,100 square feet within Tenant’s Original Demised Premises, Landlord hereby agrees that upon completion and final approval thereof by the City of Lake Forest, to abate the following three month’s Base Rent (but not triple net charges). Such office construction shall be at the sole cost and expense of tenant and subject to the prior written approval by Landlord and the City of Lake Forest and shall be in compliance with all other applicable terms and conditions of the Lease.

13. Tenant before occupation of the Additional Premises shall install at its sole expense on the Additional Premises security monitoring alarm system which shall be operational 24 hours per day 7 days per week.

14. Reaffirmation of Lease.  Except as expressly set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

15. Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument.

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LANDORD:

SY CORPORATION, a Nevada Corporation

By:	/s/ Jeff Yassai

Name:	Jeff Yassai
Title:	CEO

TENANT:

I-FLOW CORPORATION, a Delaware corporation

By:	/s/ James J. Dal Porto

Name:	James J. Dal Porto
Title:	Exec VP COO
Date:	9/12/06

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